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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Coachmen Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                                (COACHMEN LOGO)
                           COACHMEN INDUSTRIES, INC.
                                 P. O. BOX 3300
                             ELKHART, INDIANA 46515
                                  574-262-0123

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 4, 2006

                               ------------------

To the Shareholders of
   COACHMEN INDUSTRIES, INC.

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Coachmen Industries, Inc., an Indiana corporation, will be held at Christiana Creek Country Club, 116 West Bristol Street, Elkhart, Indiana, on May 4, 2006 at 10:00 A.M., for the following purposes:

      1. To elect three directors of the Company to hold office for the terms indicated in the proxy statement.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 20, 2006, are entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

      Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy in the enclosed envelope.
                                           By order of the Board of Directors,

                                                    RICHARD M. LAVERS
                                                        Secretary

March 30, 2006

      PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                           COACHMEN INDUSTRIES, INC.
                                 P. O. BOX 3300
                             ELKHART, INDIANA 46515
                                  574-262-0123

                               ------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 2006
                               ------------------

     This Proxy Statement is being mailed to shareholders of COACHMEN INDUSTRIES, INC. ("Coachmen" or the "Company") on or about March 30, 2006, and is furnished in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Shareholders to be held on May 4, 2006, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. A shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof. The Annual Report to Shareholders for the year 2005 accompanies this Proxy Statement. Additional copies of the Report may be obtained by writing to the Secretary of the Company.

     The expenses in connection with the solicitation of the enclosed form of proxy, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company. It is also expected that solicitation in person or by telephone will be made of some shareholders by certain directors, officers and employees of the Company without extra compensation.

                              ITEMS TO BE VOTED ON

     The following items will be voted on at the Annual Meeting:

          (1) The election of three nominees to serve on the Company's Board of Directors, and

          (2) Any other business that may properly come before the meeting or any adjournment thereof.

                               VOTING INFORMATION

     For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares entitled to vote. As of the close of business on March 20, 2006, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 15,738,747 shares of Common Stock, entitled to one vote each. In determining whether a quorum exists at the Annual Meeting, all shares represented in person or by proxy, including abstentions and broker non-votes, will be counted. A shareholder may, with respect to the election of directors,
(i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees.

     Directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. For any other matter that may properly come before the meeting, approval is obtained if the votes cast in favor exceed the votes cast in opposition. Accordingly, withholding authority to vote in the election of directors, abstentions and broker non-votes will have no effect on any matter voted on at the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Shareholders wishing to include proposals in the Company's Proxy Statement and form of proxy for the 2007 Annual Meeting of Shareholders must submit such proposals so that they are received by the Secretary of the Company at the address indicated on page 1 by no later than November 30, 2006.

                            NOMINATIONS FOR DIRECTOR

     The Company's Bylaws provide that from and after March 6, 2006 notice of proposed shareholder nominations for election of directors may be made by any shareholder holding five percent (5%) or more of the outstanding shares entitled to vote for the election of Directors, and must be made in writing and either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, and in either case must be received by the Secretary of the Company not less than 90 days prior to the month and day of the anniversary of the last meeting of the shareholders called for the election of directors. Nominations for the 2007 meeting received after February 4, 2007 will be considered untimely. The advance notice requirement affords the Board of Directors the opportunity to consider the qualifications of all proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about such qualifications. The notice must contain certain information about each proposed nominee, including their age, business and residence addresses and principal occupation, the number of shares of Common Stock beneficially owned by them and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. If the chairman of the annual meeting of shareholders determines that a nomination was not made in accordance with the foregoing procedures, such nomination is void.

                      OTHER BUSINESS AT THE ANNUAL MEETING

     For a shareholder to bring other business before the 2007 Annual Meeting of Shareholders, but not have it included in the proxy statement, timely notice must be submitted in writing, either delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, and in either case be received by the Secretary of the Company not less than 60 days prior to the month and day of the anniversary of the mailing of the prior year's proxy statement. The notice must identify the proposing shareholder and his/her address, and contain a description of the proposed business and such other information as would be required to determine the appropriateness of including the proposal in a proxy statement. Shareholder proposals for the 2007 annual meeting received after January 29, 2007 will be considered untimely and the proxy solicited by the Company for next year's annual meeting may confer discretionary authority to vote on such matters without a description of them in the proxy statement for that meeting.

                             ELECTION OF DIRECTORS

     At the meeting, two directors of the Company are to be elected to hold office for terms of three years or until their successors are elected and qualified, and one director of the Company is to be elected to hold office for a special term of one year or until a successor is elected and qualified, as authorized by the Company's Bylaws. Unless otherwise indicated on the proxy form, the authority conferred by the proxy will be used for the purpose of voting in favor of the three nominees listed below. If any such nominee shall be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board of Directors has no reason to believe that any such nominee will be unable to serve. All nominees have consented in writing to the nomination. The Governance Committee has not received any recommendations from any of the Company's shareholders in connection with this Annual Meeting. The Company has not engaged a third party search firm to help identify Board nominees. The Governance Committee nominated the nominees indicated for election.

                                                                                       YEAR FIRST
                                                                                        ELECTED
   NAME AND AGE                             PRINCIPAL OCCUPATION(1)                     DIRECTOR
   ------------                             -----------------------                    ----------
NOMINEES FOR ELECTION AS A DIRECTOR FOR A THREE-YEAR TERM EXPIRING IN 2009:
Claire C. Skinner   (51)   Chairman of the Board, and Chief Executive Officer of the      1993
                             Company
Donald W. Hudler    (71)   President & CEO, DDH Investments of Texas                      1999
NOMINEES FOR ELECTION AS A DIRECTOR FOR A SPECIAL ONE-YEAR TERM EXPIRING IN 2007:
Philip G. Lux       (77)   Past President of the Company (Retired 1991)                   1979
DIRECTORS WHOSE TERMS EXPIRE IN 2007:
Robert J. Deputy    (67)   Chairman & CEO, Godfrey Marine, Inc.                           1998
Edwin W. Miller     (60)   Chairman & CEO, Millennium Capital Group                       1998
DIRECTORS WHOSE TERMS EXPIRE IN 2008:
Geoffrey B. Bloom   (64)   Past Chairman of the Board Wolverine World Wide, Inc.          1999
                             (Retired 2005)
William P. Johnson  (64)   Chairman of the Board and CEO of Flying J, LLC                 1978

---------------

(1) All of the individuals have held the positions set opposite their names for more than the past five years except as follows: Ms. Skinner was President, CEO and Chairman of the Board until the hiring of M. J. Schafer as President and COO, effective December 1, 2003, at which time Ms. Skinner continued as Chairman and CEO. Ms. Skinner again assumed the positions of President and COO following Mr. Schafer's termination on February 6, 2006. Mr. Hudler was Chairman and CEO of Saturn Retail Enterprises, Inc. from January 1, 1999 through June 30, 2001.

                   DETERMINATION OF INDEPENDENCE OF DIRECTORS

     In 2003, the Board first adopted Corporate Governance Guidelines, which have been amended from time to time ("Guidelines"). The Guidelines adopted by the Board meet or exceed the listing standards adopted by the New York Stock Exchange. The portion of the Guidelines addressing director independence can be found on the Company's website at www.coachmen.com. A copy may also be obtained upon request from the Company's Corporate Secretary.

     The Governance Committee undertook a review of director independence in February 2006 under the standards set forth in the Guidelines. During this review, the Board considered transactions and relationships between each director or member of that director's immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Any Director's relationship with Coachmen (including its affiliates) is deemed immaterial unless it exceeds the materiality standards adopted by the Board of Directors in February 2004. The materiality standards are set forth in attached Appendix A.

     As a result of the review, the Board affirmatively determined that the following Directors have no material relationship with the Company and are independent under the aforementioned materiality standards:

              Geoffrey B. Bloom
              Robert J. Deputy
              Donald W. Hudler
              William P. Johnson
              Philip G. Lux
              Edwin M. Miller

     All of the directors nominated for election at the annual meeting are independent of the Company and its management under such standards, except Claire C. Skinner.

                       MEETINGS OF THE BOARD OF DIRECTORS

     During 2005, the Board of Directors held four meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members in 2005.

     The Company expects the attendance of all Directors at the Annual Meeting. All Directors attended the 2005 Annual Meeting.

     Until September 9, 2005, the Board did not designate a specific non-management director to preside at executive sessions of the non-management directors. Instead, the Board assigned specific leadership functions to the independent chairmen of the three standing committees, as described in the Company's Governance Guidelines. From and after September 9, 2005, the Board has provided for the designation of a "Lead Director" who shall have authority to call and shall preside at all meetings of the independent and non-management directors. The Lead Director is an independent, non-management director elected by the independent directors. The Lead Director at this time is William P. Johnson. There are two regularly scheduled meetings of the non-management directors. In addition, any independent or non-management director can call for a meeting of the independent or non-management directors at any time.

     The Board of Directors has three committees as described below.

                          2005 COMMITTEES OF THE BOARD

                                AUDIT COMMITTEE

     The Audit Committee has adopted a written Audit Committee Charter that outlines the duties of the Audit Committee. That Charter was amended during 2003 and in 2004, and again reviewed and amended in 2005. See attached Appendix B.

     Members: Directors Edwin W. Miller, Chairman; William P. Johnson, and
              Philip G. Lux, members.

     Functions:

        - appoint, monitor and, if necessary, terminate the independent registered public accounting firm serving as "independent auditors" and oversee their activities and independence

        - review the non-audit services provided by the independent auditors and pre-approve such services

        - review audit reports, periodic filings with the SEC of quarterly and annual financial statements, and related financial matters

        - oversee management's activities in:

            - maintaining the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company

            - establishing and maintaining processes to assure that an adequate system of internal control is functioning within the Company

            - establishing and maintaining reasonable processes to assure compliance by the Company with all applicable laws, regulations and corporate policies, including compliance, risk management and legal affairs

     The Governance Committee has determined that the members of the Audit Committee are "independent" as defined in the corporate governance listing standards of the New York Stock Exchange relating to audit committees. All Committee members, William P. Johnson, Philip G. Lux, and Edwin W. Miller, have been designated as financial experts of the Audit Committee.

     The Audit Committee met nine times in 2005, six of those were via conference calls.

                             AUDIT COMMITTEE REPORT

     The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

     The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. It met, either in person or via conference calls, with management and the Company's independent auditors nine times during 2005 and has reported the results of its activities to the Board of Directors. In connection with these meetings, the Audit Committee has:

        - Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with the Company's management and the independent auditors (both with and without management);

        - Reviewed and discussed the unaudited quarterly financial information, the quarterly earnings press releases, any interim financial press releases, and Quarterly Reports on Form 10-Q with management and the independent auditors;

        - Discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees), with respect to the quality, not just the acceptability of the Company's accounting principles; and

        - Received the written disclosures and the Disclosure Communications letter from Ernst & Young LLP as required by Rule 3600T of the Public Company Accounting Oversight Board, which has adopted, on an interim basis, Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

     Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2005 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

                        Members of the Audit Committee:

                           Edwin W. Miller, Chairman
                           William P. Johnson, Member
                             Philip G. Lux, Member

                 MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE

     Members: Directors Donald W. Hudler, Chairman; Robert J. Deputy and Geoffrey B. Bloom, members.

     Functions:

        - develop and administer the compensation policies and practices of the Company

        - administer the Company's benefit, retirement programs and equity incentive plans and recommend changes subject to the approval of the Board of Directors

        - establish executive compensation

     The Committee met five times in 2005 and a separate conference call was held on December 21, 2005.

              MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE REPORT

     The Management Development/Compensation Committee of the Board of Directors (the "Committee") is responsible for developing and administering the compensation policies and practices of the Company to ensure that the Chief Executive Officer and other senior officers are compensated in a manner consistent with the stated objectives of the Company. The Committee also oversees the Company's benefit, retirement programs and equity incentive plans and recommends changes subject to approval by the Board of Directors. The members of the Compensation Committee are independent, non-employee directors.

     The Company's compensation philosophy is to provide a competitive compensation program with incentives to achieve superior financial performance for the Company's stockholders. The Company's executive compensation policies are designed to achieve these primary objectives:

        - Attract, retain, reward and motivate highly talented employees, who will lead the Company and achieve and inspire superior performance;

        - Provide incentives to improve the performance of Coachmen overall and of each business sector to which an executive is assigned;

        - Align the interests of management with those of the Company's shareholders in both the short and long-term by placing a significant portion of compensation "at risk", based upon the performance of the Company and its business units.

     Executive compensation consists primarily of the following components: Base Salaries, Annual Incentive Plans and Long-Term Incentives.

BASE SALARIES

     Salaries are typically reviewed annually, on or about March 31st of each year. The Committee sets executive salaries based on competitive market levels, experience, individual and Company performance, levels of responsibility and inflationary factors. In order to attract and retain highly qualified talent, base salaries are targeted at the 50th percentile, based on survey results of companies in Coachmen's peer group, as well as a range of manufacturing companies with whom Coachmen might reasonably compete for executive talent.

ANNUAL INCENTIVE PLANS

     The Executive Annual Performance Incentive Plan for Senior Executives emphasizes key performance factors that drive shareholder value. The plan provides opportunities for bonuses based on the performance of the Company and/or the performance of its operating divisions or profit-centers. Performance goals may be based on one or more financial criteria, either separately or combined, as well as other business criteria, such as measurements of compliance with Company policies or legal requirements, human resources criteria, measures of customer satisfaction and subjective evaluations of the executive's performance and personal development. For 2005, performance goals were based on sales, pre-tax income, and net operating working capital (NOWC). In 2005, no bonuses were paid to executive officers under the plan.

     For 2006, an annual bonus percentage of pre-tax income is set by the Committee, and a minimum earnings threshold must be achieved before bonus can be earned. The threshold earnings level is based on the net cost of assets employed. Once the threshold earnings level is achieved, an employee's bonus percentage is applied to all pre-tax earnings of the profit center during the measurement period. Special consideration may be given to recognize unusual circumstances, and bonus rates may vary according to operating unit.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                 --------------------------------------------
                                     ANNUAL COMPENSATION         RESTRICTED    SECURITIES
NAME AND                        ------------------------------     STOCK       UNDERLYING        ALL OTHER
PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   OTHER(2)   AWARDS(3)    OPTIONS(#)(4)   COMPENSATION(5)
------------------       ----   --------   --------   --------   ----------   -------------   ---------------
Claire C. Skinner        2005   $351,000   $     --   $20,268     $     --           --           $61,317
  Chairman of the        2004    345,000    410,429    18,353           --           --            35,033
  Board, Chief           2003    335,000     50,250    19,484           --        2,000            47,002
  Executive Officer
Matthew Schafer(6)       2005    305,000         --     1,492           --           --            20,033
  President and Chief    2004    300,000    285,516    29,265           --           --            81,642
  Operating Officer      2003     23,077         --        --      121,800           --                --
Michael R. Terlep, Jr.   2005    297,000         --     3,648       42,630           --            18,740
  President, CLI dba     2004    285,000    424,054     3,304           --           --            19,128
  Coachmen RV            2003    275,000     70,290     3,507           --        1,600            18,203
  Group & President,
  Coachmen Recreational
  Vehicle Company, LLC
Joseph P. Tomczak        2005    239,558         --        --           --           --             9,999
  Executive Vice         2004    240,000    185,585    10,488           --           --            23,188
  President and Chief    2003    230,000     22,425    13,415           --        1,600            21,933
  Financial Officer
  through December 19,
  2005
Richard M. Lavers        2005    241,363         --     3,229       28,420           --            28,846
  Executive Vice         2004    223,000    159,175     2,795           --           --            24,391
  President,             2003    215,000     19,350     2,649           --        1,600            24,757
  General Counsel and
  Secretary, and as of
  December 20, 2005
  Chief Financial
  Officer and Chief
  Administrative
  Officer
Steven E. Kerr           2005    201,000         --     2,824           --           --            23,850
  President,             2004    197,000     55,928     2,427           --           --            21,865
  All American Homes,    2003    190,000     24,225     2,259           --           --            24,024
  LLC through
  September 29, 2005

---------------

(1) For 2004, bonuses were paid under the Executive Annual Performance Incentive Plan. For 2003, a bonus of $37,950 was paid to Mr. Terlep under the Executive Annual Performance Incentive Plan. The remaining bonuses paid in 2003 represent discretionary bonuses approved by the Management Development/Compensation Committee.

(2) The Management Development/Compensation Committee has approved deferred compensation agreements for certain corporate and subsidiary officers. These agreements provide either lump sum or monthly payments to executives upon retirement based upon the executive's election under the plan. The benefits are funded from Company owned life insurance policies. The amounts in this column include the Company's contributions under the deferred compensation plan and interest earned above 120% of the applicable federal rate. The interest earned above 120% of the applicable federal rate for 2005 is as follows: Ms. Skinner, $20,268, Mr. Schafer, $0, Mr. Terlep, $3,648, Mr. Tomczak, $0, Mr. Lavers, $2,229, and Mr. Kerr, $1,824. In addition, the Company's contribution under this plan for 2005 was $1,000 to Mr. Lavers. The interest earned above 120% of the applicable federal rate for 2004 are as follows: Ms. Skinner, $18,353, Mr. Schafer, $0, Mr. Terlep, $3,304, Mr. Tomczak, $0, Mr. Lavers, $1,795, and Mr. Kerr, $1,427. In addition, the Company's contribution under this plan for 2004 was $1,000 to Mr. Lavers and Mr. Kerr. The interest earned above 120% of the applicable federal rate for 2003 are as follows: Ms. Skinner, $19,484, Mr. Schafer, $0, Mr. Terlep, $3,507, Mr. Tomczak, $0, Mr. Lavers, $1,649, and Mr. Kerr, $1,259. In
    addition, the Company's contribution under this plan for 2003 was $1,000 to Mr. Lavers, and Mr. Kerr.

    In 2005, Mr. Schafer received a tax "gross up" reimbursement on taxable moving expenses of $1,492. In 2004, Mr. Schafer received tax "gross up" reimbursement in the amount of $29,265 on his taxable moving expenses. In 2004, Mr. Tomczak received tax "gross up" reimbursement on restricted stock grants of $10,488. In 2003, Mr. Tomczak received tax "gross up" reimbursement on restricted stock grants of $13,415.

(3) Represents the closing market price of the stock on the date of grant, multiplied by the number of shares awarded. Mr. Terlep's and Mr. Lavers' 2005 stock awards vest over a 3-year period at a rate of thirty-three percent (33%) per year beginning with their first anniversary. Mr. Schafer's 2003 stock award vests over a 5-year period at a rate of 20% per year beginning with his first anniversary. No dividends are paid on the unvested portion of the awards. At December 31, 2005 Mr. Terlep held 3,000 shares of restricted stock valued at $35,430, and Mr. Lavers held 2,000 shares of restricted stock valued at $23,620, based on the closing market price of the stock on that date. At December 31, 2005, Mr. Schafer held 4,200 shares of restricted stock valued at $49,602, based on the closing market price of the stock on that date; however, due to Mr. Schafer's termination subsequent to year end, these remaining shares were forfeited in 2006.

(4) The options are for terms of five to ten years and become exercisable at the rate of 25% per year commencing at the end of the first year.

(5) The Company established a retirement plan under Section 401(k) effective January 1, 2000. Company contributions for 2005 under this plan were $3,360 each for Ms. Skinner, Mr. Terlep, Mr. Tomczak, Mr. Lavers and Mr. Kerr, and $3,253 for Mr. Schafer. Company contributions for 2004 under this plan were $4,100 each for Ms. Skinner, Mr. Terlep, Mr. Tomczak, and Mr. Lavers, $3,895 for Mr. Kerr, and $0 for Mr. Schafer. Company contributions for 2003 under this plan were $4,000 each for Ms. Skinner, Mr. Terlep, Mr. Tomczak, and Mr. Lavers, and Mr. Kerr and $0 for Mr. Schafer.

    In addition, the Management Development Compensation Committee has approved an Executive Savings Plan for certain corporate and subsidiary officers. The participants select certain mutual fund investments and Company stock whose performance is tracked by the Company. In addition, the Company matches a certain level of participant contributions that vests after a five-year period. Under the plan, the investments are not funded directly, including the matching contributions and investments in Company stock. Instead, the plan administrator tracks the performance of investments in mutual funds and Company stock as directed by the participant and a liability to the participants is recorded by the Company based on the performance of the phantom investments. Participant benefits are limited to the value of the vested benefits recorded on their behalf. The benefits are funded from the purchase of life insurance policies. The plan also provides a split dollar life insurance benefit. The Company's contributions under this plan for 2005, are as follows: (a) for the Life Insurance Premium: Ms. Skinner, $850, Mr. Schafer, $1,530, Mr. Terlep, $530, Mr. Tomczak, $800, Mr. Lavers, $1,480 and Mr. Kerr, $1,220; (b) for the Executive Savings Plan matching benefit:
    Ms. Skinner, $57,107, Mr. Schafer, $15,250, Mr. Terlep, $14,850, Mr.
    Tomczak, $5,839, Mr. Lavers, $24,006 and Mr. Kerr, $19,270. The Company's contributions under this plan for 2004, are as follows: (a) for the Life Insurance Premium: Ms. Skinner, $800, Mr. Schafer, $0, Mr. Terlep, $490, Mr. Tomczak, $750, Mr. Lavers, $1,350 and Mr. Kerr, $1,100; (b) for the Executive Savings Plan matching benefit: Ms. Skinner, $30,133, Mr. Schafer, $14,423, Mr. Terlep, $14,538, Mr. Tomczak, $18,338, Mr. Lavers, $18,941 and
    Mr. Kerr, $16,870. The Company's contributions under this plan for 2003, are as follows: (a) for the Life Insurance Premium: Ms. Skinner, $750, Mr. Schafer, $0, Mr. Terlep, $460, Mr. Tomczak, $700, Mr. Lavers, $1,220 and Mr. Kerr, 1,040; (b) for the Executive Savings Plan matching benefit: Ms. Skinner, $41,849, Mr. Schafer, $0, Mr. Terlep, $13,743, Mr. Tomczak, $17,233, Mr. Lavers, $19,537, and Mr. Kerr, $18,984.

    In 2003, Ms. Skinner earned a service award of Company Stock valued at $403, and in 2004 Mr. Schafer received $67,219 for reimbursement of his moving costs.

(6) Subsequent to December 31, 2005, Mr. Schafer was terminated and Ms. Skinner assumed his duties on an interim basis.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     Long-term incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities and potential impact on long-term corporate performance. Long-term incentive compensation is generally made available in the form of stock options and restricted stock. These awards are available under the 2000 Omnibus Stock Incentive Plan, as approved by the shareholders. The Committee approves participation in and the level of stock option grants and stock awards made to individual executives. No options were granted during 2005.

     In 2002 a long-term incentive program, (the "PERFORMANCE BASED RESTRICTED STOCK PLAN"), was approved for senior managers for implementation in 2003. The purpose of the Performance Based Restricted Stock Plan is to further align the interests of executives and senior management with those of the shareholders, to motivate and reward superior performance, to enhance recruitment and retention and to advance stock ownership by senior company executives. The plan provides senior managers an opportunity for an incentive award consisting of restricted stock grants.

     The awards under the Performance Based Restricted Stock Plan are based on the actual financial performance of the Company at the conclusion of the Performance Measurement Period, as measured against a three year plan (Performance Measurement Target) approved by the Board of Directors. The financial performance measurement for the Performance Based Restricted Stock Plan is consolidated net income.

     The following table sets forth certain information concerning awards made under the Performance Based Restricted Stock Plan to the named executives during 2005:

                                                                                    ESTIMATED FUTURE PAYOUTS
                                                       PERFORMANCE OR           UNDER NON-STOCK PRICE-BASED PLAN
                                  NUMBER OF             OTHER PERIOD         ---------------------------------------
                                SHARES, UNITS         UNTIL MATURATION       THRESHOLD        TARGET        MAXIMUM
           NAME                OR OTHER RIGHTS           OR PAYOUT           ($ OR #)        ($ OR #)       ($ OR #)
           ----                ----------------       ----------------       ---------       --------       --------
Claire C. Skinner                   11,000                3 Years              9,350          11,000         12,650
Matthew Schafer                      8,800                3 Years              7,480           8,800         10,120
Michael R. Terlep, Jr.               5,300                3 Years              4,505           5,300          6,095
Richard M. Lavers                    5,300                3 Years              4,505           5,300          6,095
Joseph P. Tomczak                    5,300                3 Years              4,505           5,300          6,095
Steven E. Kerr                       5,300                3 Years              4,505           5,300          6,095

     In order to earn any award for any three year Performance Measurement Period, at least 85% of the Performance Measurement Target must be achieved. The maximum level award is 115% of the Performance Measurement Target. The amount of the participant's long-term incentive award is determined at the end of each Performance Measurement Period. The amount of the award earned by a participant will be determined by multiplying (i) the participant's target award for the Performance Measurement Period by (ii) the percentage obtained as a result of dividing the Company's actual consolidated net income during the

Performance Measurement Period by the consolidated net income target established for the Performance Measurement Period.

     In the event of a "Change in Control" all shares subject to restricted stock awards will vest immediately, and will be delivered to the participants, without restrictions.

     To be eligible for a distribution a participant must have participated as a full time employee of the Company, continuously from the beginning of the Performance Measurement Period, unless the participant's employment is terminated by reason of death, disability, or normal retirement, or the Committee, in its discretion, determines otherwise. In the event a participant's employment is terminated for other than cause or early retirement, said termination must be in compliance with the Company's Code of Conduct and any applicable Business Protection Agreements.

     The Committee believes that long-term incentives encourage equity ownership interest in the Company, assuring that the interests of the Company's senior executives are closely aligned with the interests of the shareholders.

     During 2005, there were 35,700 restricted shares granted under the Performance Based Restricted Stock Plan to the named executive officers. Based upon the Company's performance in the period 2003-2005, the shares awarded in 2003 did not vest and thus were forfeited in 2005. Mr. Schafer and Mr. Tomczak are no longer with the Company, and accordingly are ineligible for any award under the Plan. In addition, based upon performance in 2004 and 2005, it appears probable that none of the shares awarded under this Plan in 2004 and 2005 will vest.

STOCK OPTION GRANTS

     During 2005, there were no stock option grants awarded from the Company's 2000 Omnibus Stock Incentive Program to the executives named in this proxy statement.

STOCK OPTION EXERCISES AND VALUES TABLE

     The following table shows information with respect to options for the Company's Common Stock either exercised or having value outstanding under the Company's 1994 and 2000 Omnibus Stock Incentive Programs.

     AGGREGATED OPTION EXERCISES IN FISCAL 2005 AND YEAR END OPTION VALUES

                             OPTIONS EXERCISED               NUMBER OF
                                  IN 2005              SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                           ----------------------     UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             SHARES                      DECEMBER 31, 2005              DECEMBER 31, 2005*
                            ACQUIRED      VALUE     ---------------------------   -------------------------------
                           ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                           -----------   --------   -----------   -------------     -----------     -------------
Claire C. Skinner               --        $  --       57,000          3,000           $91,130           $630
Matthew J. Schafer              --           --        2,500          2,500                --             --
Michael J. Terlep, Jr.          --           --       34,925          2,175            54,804            504
Richard M. Lavers               --           --       40,925          2,175            65,664            504
Joseph P. Tomczak               --           --       40,925             --               504             --
Steven E. Kerr                  --           --       15,925          2,175            20,414            504

---------------

* Market value of the underlying securities at exercise date or year-end as the case may be, minus the exercise price of the options.

BENEFITS

     In addition to the Company's 401(k) qualified retirement plan, the more senior managers of the Company (approximately 25) are eligible to participate in a non-qualified retirement plan. This plan has two levels, an Executive Savings Plan (ESP)for senior executives and a MIRROR Plan for other senior managers.

Together with the Company's 401(k) plan, these benefits create a competitive retirement benefit that includes matching Company stock contributions and vesting requirements. Each senior manager has elected a lump sum distribution upon retirement. The projected benefits payable upon retirement, assuming retirement occurs at age 65, are as follows: Ms. Skinner, $7,901,381; Mr. Terlep, Jr., $3,649,323; Mr. Lavers, $1,376,577, and Mr. Kerr, $1,582,691.

EXECUTIVE LIFE INSURANCE

     The Committee approved an Executive Life Insurance Plan that provides the ESP and MIRROR Plan participants with either $1,000,000 or $500,000 of life insurance. The Committee believes that this benefit enhances the Company's ability to attract and retain executive talent.

STOCK OWNERSHIP GUIDELINES

     Stock ownership guidelines have been established for senior executives and officers. The established guidelines range from four times to one times base salary for key officers that may be designated by the Committee. The targeted stock ownership should be achieved within four (4) years. Shares to be counted include shares held in the executives' 401(k), LTI Plan or IRA, Executive Savings Plan, restricted shares, shares held in trust or in beneficial ownership by or for an immediate family member, shares purchased on the open market or through the Employee Stock Purchase Plan, or shares held following the exercise of stock options. Stock options are not counted towards the executive's stock ownership position until exercised.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Management Development Committee meets each year in executive session to determine the compensation of the Chief Executive Officer. This session follows a full Board evaluation of the performance of the CEO, which evaluation is considered by the Committee in determining the compensation.

     In January 2005, based upon a review of 2004 performance, the Committee approved a 1.74% salary increase for Ms. Skinner, increasing her base from $345,000 to $351,000. Ms. Skinner did not earn an annual incentive payment for 2005, which was determined according to a mathematical formula based on the lack of achievement of pre-set performance metrics pursuant to the plan described on page 6 and 7 for the CEO and other senior officers.

     The Committee believes that the total compensation program for Ms. Skinner is consistent with the overall compensation and benefits philosophy of the Company.

COMPLIANCE WITH SECTION 162(M)

     Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for any executive officer is significantly below the $1 million threshold, the Committee has not had to address the issues relative thereto. However, the Committee attempts to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to its compensation programs.

CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Change in Control Agreements with certain key employees, including the named executive officers. Each Change in Control Agreement provides for the payment of benefits in the event that, within a three-year period following the date of a "change in control," (i) the executive's employment is terminated by the Company without "cause," or (ii) the executive terminates employment for "good reason". The terms "change in control," "cause" and "good reason" are defined in the Agreements. The amount of the benefits payable to an executive entitled thereto would be an amount equal to accrued salary through the termination date and an annual bonus based upon performance of the business plan approved by the Committee for that year, plus either 2 or 3 times the sum of (i) the executive's annual base salary at the rate in effect at the time of the change in control or upon termination, whichever is greater, plus (ii) the executive's anticipated annual bonus based upon the business plan approved by the committee for that year. The Agreements also provide for the full vesting of an executive's 401(k) account and a payment in an amount equal to the matching contribution for a two or three-year period, as well as the acceleration of vesting of any outstanding options or shares of restricted stock and the continuation of certain fringe benefits for a two or three-year period. In addition, several of the benefit plans provide for modified vesting and contribution provisions upon a change in control. Certain Change in Control Agreements provide a gross-up of the amount of benefits provided to hold the executives harmless from the impact of any excise tax imposed under the "parachute payment" provisions of the Internal Revenue Code. The term of the agreements shall extend through the executive's term of employment, or the third anniversary of the date of a change in control of the Company, if sooner. Upon triggering of the Change in Control Agreements, money sufficient to fund these payments will be deposited in a rabbi trust.

SUMMARY

     The Committee believes that the foregoing compensation programs serve the long-term interests of shareholders. These programs create a strong link between long-term executive rewards and long-term shareholder rewards; they attract, retain and motivate outstanding executive talent; and they further the Company's long-term leadership succession objectives. The Committee will continue to emphasize variable, performance based compensation programs that it believes positively affect long-term shareholder value.

         Members of the Management/Development Compensation Committee:

                           Donald W. Hudler, Chairman
                           Geoffrey B. Bloom, Member
                            Robert J. Deputy, Member

                              GOVERNANCE COMMITTEE

     Members: Directors Geoffrey B. Bloom, Chairman; and Robert J. Deputy,
              William P. Johnson and Philip G. Lux, members.

     Functions:

        - oversee compliance with the Statement of Business Principles and Code of Conduct

        - review any material related party transactions

        - ensure good performance of Board governance system

        - recommend to full Board its organization, procedures and governance principles

        - recommend to full Board committee assignments and charters

        - work with the CEO to establish agendas

        - manage and oversee evaluation of the Board, Board committees and individual Directors

        - evaluate desired Board composition and identify individuals qualified to become Board members

        - recommend Director nominees for vacancies and at each annual meeting of shareholders

        - consider Director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee in accordance with the Company's Bylaws

        - oversee Board member orientation and education

        - recommend to full Board outside Director compensation

        - work with Management Development/Compensation Committee on management objectives, CEO evaluation, management development and succession

     The Governance Committee met five times in 2005.

                          GOVERNANCE COMMITTEE REPORT

     The Governance Committee (formerly the Nominating Committee) was created in 1997, with the purpose of finding and recommending qualified candidates for the Board of Directors. In response to changing practices in corporate governance, in October 2002, the name of the Committee was changed to the Nominating/Governance Committee, and subsequently to just the Governance Committee. From and after November 11, 2003, the Committee has been composed entirely of independent directors, as independence is defined in the NYSE listing standards and the Company's Corporate Governance Guidelines. Definitions regarding independence in the Company's Corporate Governance Guidelines were updated at the February, 2004 meeting.

     In 2005, the Committee evaluated the appropriate composition for the Board in view of the impending retirement of a Board Member during the next year, and considered several possible candidates. The Committee recommended a revision of the By-laws, which was adopted, permitting service on the Board for a temporary period under special circumstances after the mandatory retirement age. The Committee met twice in 2005 specifically to review related party transactions. Annual self-evaluations of the Board and its Committees and the evaluation of the CEO were all completed in 2005 in accordance with the process established in 2003, and a skills and needs analysis of the Board was completed at the August, 2004 meeting. The Committee also reviewed the independence of the Directors and the materiality of their relationships with the Company under the standards set forth in the Corporate Governance Guidelines, and made the affirmative determinations of independence set forth in this proxy statement under Determination of Independence of Directors.

     The Company does accept and always has accepted and will consider recommendations for nominations for Director from its shareholders, if such recommendation or nomination is submitted in accordance with Article II of the Company's ByLaws, which process is set forth under Nominations for Director in this proxy statement. The qualifications for nominees and the process for identifying and evaluating nominees are set forth in the Corporate Governance Guidelines. There is no difference in the evaluation process if a qualified shareholder recommends the nominee.

     It is intended that the Board be small enough to permit substantive discussions of the entire Board in which each Director can participate meaningfully, and large enough so that committee work does not become unduly burdensome. It is the policy of the Board to have a majority of independent directors in accordance with NYSE listing standards. Directors who do not meet the NYSE's independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom. The Committee believes that the principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment. In addition to these qualities, Coachmen's criteria include recognized achievement, an ability to contribute to an important aspect of the Company's business, and the willingness to make the commitment of time and effort required of a Coachmen director.

     In order to find the most valuable talent available to meet these criteria, the Board considers candidates with varied backgrounds and experiences that would be valuable to the Company in the implementation of its strategies. The goal is to include members with the skills and characteristics that taken together will assure a strong Board. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. The Corporate Governance Guidelines also require that Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public and/or private companies in addition to the Coachmen Board, and other directors should not serve on more than four other boards of public companies in addition to the Coachmen Board. In addition, Directors will not be nominated for election to the Board after their 75(th) birthday, except for limited terms under special circumstances.

     The Board itself is responsible, in fact as well as procedure, for selecting new Board members who will join the Board between shareholder meetings as well as those to be nominated by the Board for election by shareholders at the annual meeting. The Governance Committee, with input from the CEO, screens potential candidates. Candidates may be recommended to the Governance Committee by other directors, shareholders and third parties. After a review of Board candidates by the Governance Committee with the aid of the CEO, candidates designated by the Governance Committee are interviewed. The results of the interviews are then reviewed with the full Governance Committee, which may then recommend the candidate(s) to the full Board for approval.

     The Company's Statement of Business Principles and Code of Conduct, Corporate Governance Guidelines, and Charters for the Governance, Audit and Management/Development Compensation Committees may be found on the Company's website at www.coachmen.com, and are available in print to any shareholder who requests them.

                     COMMUNICATIONS WITH BOARD OF DIRECTORS
                   SHAREHOLDERS AND OTHER INTERESTED PARTIES

     Shareholders and other interested parties may communicate concerns about the Company's governance, corporate conduct, business ethics, financial practices or other matters to the Board of Directors. Concerns may be submitted in writing to an individual director or to the non-management or independent directors as a group, in care of either the Corporate Secretary or the Chairman of the Governance Committee at the Company's headquarters:

              Corporate Secretary or Chairman, Governance Committee
               Coachmen Industries, Inc.
               P.O. Box 3300
               Elkhart, IN 46515

     The process for collecting and organizing shareholder communications was approved by a majority of the independent directors.

                      Members of the Governance Committee:

                          Geoffrey B. Bloom, Chairman
                            Robert J. Deputy, Member
                           William P. Johnson, Member
                             Philip G. Lux, Member

                         OUTSIDE DIRECTOR COMPENSATION

     Directors who are also employees of the Company receive no additional compensation for service as a director. Non-employee Directors are compensated as follows: for the 2005-2006 service year which began in May 2005, each non-employee Director of the Company was entitled to the following annual retainers as compensation for his or her services on the Board of Directors: a) a Board Retainer of Twenty-two thousand dollars ($22,000), payable half in cash and half in common stock; b) a Committee Fee for each committee on which the Director serves as a member, in the cash amount of: Five thousand five hundred dollars ($5,500) for the Audit Committee and Three thousand five hundred dollars($3,500) for the Management Development/Compensation Committee and Three thousand five hundred dollars ($3,500) for the Governance Committee; c) a Committee Chairman's Fee in lieu of (b) above, for each committee on which the Director serves as the Chairman, in the cash amount of Seven thousand five hundred dollars ($7,500) for the Audit Committee, and Five thousand five hundred dollars ($5,500) for the Management Development/Compensation Committee, and Five thousand five hundred dollars ($5,500) for the Governance Committee; and d) a grant of One thousand (1,000) shares of restricted common stock. In addition, Directors are, from time to time, permitted to use the Company airplane on either a non-reimbursed or partially reimbursed basis in circumstances that do not interfere with its use for business purposes. For the 2006-2007 service year that begins in May 2006, each non-employee Director of the Company shall be entitled to the same compensation as outlined for 2005-2006 for his or her services on the Board of Directors however, effective November 3, 2005, the Lead Director will receive twice the normal retainer, or Forty-four thousand dollars ($44,000), payable half in cash and half in common stock, in addition to the normal committee fees and stock grants.

     The number of shares issued for the common stock half of the non-employee Director compensation is determined by the closing price of the Common Stock on the NYSE Composite Transactions Tape, as reported in The Wall Street Journal, Midwest Edition on the date of the annual shareholders' meeting. The compensation for the coming year is payable promptly following the election of the Directors at the annual shareholders' meeting, in advance for the coming service year.

     At least fifteen (15) days prior to each annual shareholders' meeting, each Director may irrevocably elect in writing to receive any portion of his or her cash compensation: in unrestricted Common Stock valued at one hundred ten percent (110%) of the cash amount elected, plus an amount calculated by the Company necessary to gross up the Director's income to cover the Director's federal income taxes for that year for the additional 10% of stock; or, in restricted Common Stock valued at one hundred forty percent (140%) of the cash amount elected. All restricted Common Stock is held by the Company until the Director's completion of two years of service. The award is non-transferable until the completion of the two year period of service. However, said two year period of service is deemed satisfied where the Director's service terminates as the result of death, disability, mandatory retirement or in the event of a Change in Control, in which circumstances the stock subject to the award shall be delivered to the Director without any restrictions. In the event of a termination of the Director's service on the Board, prior to the completion of the two year period, for reasons other than those stated above, the shares shall be forfeited to the Company without any payments to the Director.

     All stock delivered and restricted stock grants under the compensation plan for non-employee directors are authorized under the Coachmen Industries, Inc. 2000 Omnibus Stock Incentive Program as approved by the shareholders.

STOCK OWNERSHIP GUIDELINES -- NON-EMPLOYEE DIRECTORS

     The Board has adopted stock ownership guidelines for its non-employee Directors at a multiple of four times the amount of the Director's annual cash and stock retainer. The targeted stock ownership should be achieved within three years of appointment to the Board. Shares to be counted included restricted shares, shares held in trust or in beneficial ownership by or for an immediate family member, shares purchased on the open market, or shares held following the exercise of stock options. Stock options are not counted towards the non-employee directors' stock ownership position until exercised.

                    DIRECTORS' AND OFFICERS' STOCK OWNERSHIP

     The following table shows the amount of Company Common Stock each named executive officer, nominee and incumbent director beneficially owned as of March 20, 2006, including shares covered by stock options exercisable within 60 days of March 20, 2006. Please note that, as reported in this table, beneficial ownership includes those shares each individual has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household.

                                                                                            EXEC.
                                                        DIRECTOR           SHARES         OFFICERS'
                                                      COMPENSATION         HELD IN        DEFERRED
                          SHARES        EXERCISABLE   GRANT VESTING        401(K)          COMMON     TOTAL SHARES      % OF
                       BENEFICIALLY       WITHIN         WITHIN          PLAN AS OF         STOCK     BENEFICIALLY     SHARES
        NAME              OWNED           60 DAYS        60 DAYS      DECEMBER 31, 2005     UNITS        OWNED       OUTSTANDING
        ----           ------------     -----------   -------------   -----------------   ---------   ------------   -----------
C. C. Skinner              211,891(1&2)    59,500                             302           7,053       278,746          1.8%
G. B. Bloom                 17,187          2,750         1,000                 0               0        20,937            *
R. J. Deputy                40,604          2,750         1,000                 0               0        44,354            *
D. W. Hudler                15,272          2,750         1,000                 0               0        19,022            *
W. P. Johnson               40,349          2,750         1,000                 0               0        44,099            *
R. M. Lavers                17,438(2&3)    42,700                             306           3,659        64,103            *
P. G. Lux                  105,423          2,750         1,000                 0               0       109,173            *
E. W. Miller                17,572          2,750         1,000                 0               0        21,322            *
M. J. Schafer                    0(2)       2,500                               0           1,090         3,590            *
M. R. Terlep, Jr.           16,539(2&3)    36,700                             309           2,589        56,137            *
J. P. Tomczak                   71             --                             225           1,992         2,288            *
S. E. Kerr                  15,425         17,700            --               302           7,432        40,859            *
All Current Directors
  and Executive
  Officers as a group
  (12 persons)             497,771        175,600         6,000             1,444          23,815       704,630          4.5%

---------------

 *  Less than 1%

(1) Includes shares, as to which beneficial ownership is disclaimed, held by or for the benefit of family members as follows: C.C. Skinner, 100 shares held by her spouse, J.P. Skinner.

(2) Includes Performance Based Stock Grants as follows: C.C. Skinner, 26,000; R.M. Lavers, 12,500; M.R. Terlep Jr., 12,500; S.E. Kerr, 12,500.

(3) Includes Discretionary Stock Grant that vested on March 14, 2006 as follows:
    R.M. Lavers, 667; M.R. Terlep, 1000.

                          STOCK OWNERSHIP INFORMATION

     The following table sets forth information concerning the only parties known to Coachmen having beneficial ownership of more than five percent (5%) of its outstanding Common Stock, as of the record date.

                                                               NUMBER OF
                                                                 SHARES
                      NAME AND ADDRESS                        BENEFICIALLY          PERCENT
                    OF BENEFICIAL OWNER                          OWNED              OF CLASS
                    -------------------                       ------------          --------
First Pacific Advisors, Inc.                                   2,274,900             14.4%
11400 West Olympic Blvd., Suite 1200
Los Angeles, California 90064
Dimensional Fund Advisors, Inc.                                1,348,700              8.5%
1299 Ocean Avenue
Santa Monica, California 90401
Brandes Investment Partners, L.P.                              1,318,205              8.3%
11988 El Camino Real, Suite 500
San Diego, California 92130
Donald Smith & Co., Inc.                                       1,102,500              7.0%
152 West 57(th) Street
New York, New York 10019
Third Avenue Management LLC                                      896,000              5.7%
622 Third Avenue, 32(nd) Floor
New York, New York 10017
Thomas H. Corson                                                 567,947(1)(2)        3.6%
Past Chairman of the Board
P.O. Box 504
Middlebury, Indiana 46540
Dorthy S. Corson                                                 507,540(2)           3.2%
(Wife of Thomas H. Corson)
P.O. Box 504
Middlebury, Indiana 46540

---------------

(1) Includes 1,750 stock options exercisable within 60 days of March 20, 2006.

(2) Thomas H. Corson is also the beneficial owner of 507,540 shares owned by Dorthy S. Corson. Dorthy S. Corson is also the beneficial owner of 567,947 shares owned by Thomas H. Corson. Claire C. Skinner, CEO, is the daughter of Thomas H. Corson and Dorthy S. Corson

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that certain of the Company's directors, officers and stockholders file with the Securities and Exchange Commission and the New York Stock Exchange an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and officers that no other reports were required, the Company is unaware of any instances of noncompliance with the requirements during the fiscal year ended December 31, 2005 by its officers, directors or stockholders.

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return of the Company's Common Stock as compared to the S&P 500 and a group of peer issuers selected by the Company. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The companies comprising the Peer Group are Fleetwood Enterprises, Inc., Skyline Corporation, Thor Industries, Inc., Winnebago Industries, Inc., National RV Holdings, and Monaco Coach. The total return of each company in the Peer Group has been weighted according to Coachmen's stock market capitalization as of the beginning of each period.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                         COACHMEN, S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/05)

                              (PERFORMANCE GRAPH)

------------------------------------------------------------------------------------------------------------------------
                                    2000           2001           2002           2003           2004           2005
------------------------------------------------------------------------------------------------------------------------
 Coachmen Industries, Inc.        $100.00        $116.39        $155.29        $181.36        $176.43        $122.38
------------------------------------------------------------------------------------------------------------------------
 S&P 500 Index                     100.00          88.12          68.64          88.32          97.92         100.86
------------------------------------------------------------------------------------------------------------------------
 Peer Group                        100.00         167.05         174.27         272.72         322.71         301.64
------------------------------------------------------------------------------------------------------------------------

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Coachmen common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company's auditors for the year 2005 and 2004 were Ernst & Young LLP, and that firm has been selected as the Company's accountants for fiscal year 2006. Such accounting firm is expected to have a representative at the Annual Meeting of Shareholders and will be available to respond to appropriate questions at that time and have an opportunity to make a statement if they desire to do so.

AUDIT AND ALL OTHER FEES

     The fees billed to the Company by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories are as follows:

                                                                   2005          2004
                                                                   ----          ----
Annual Audit Fees                                               $  582,000    $  562,975
Audit-Related Fees                                                       0         4,120
Tax Fees (Preparation & Compliance)                                      0       280,703
                                                                ----------    ----------
Total Audit, Audit-Related and Tax Fees -- Preparation &
  Compliance                                                       582,000       847,798
Other Non-Audit Fees
Tax Fees -- Other                                                  442,596       356,113
All Other Fees                                                       1,500         1,500
                                                                ----------    ----------
Total Other Non-Audit Fees                                         444,096       357,613
Total Fees                                                      $1,026,096    $1,205,411

     The Annual Audit Fees include amounts billed for the audit of the Company's annual consolidated financial statements and the timely review of the financial statements included in the forms 10-Q filed by the Company during the year, and for services related to rendering opinions on management's assessment on the Company's internal controls and the effectiveness thereof. Audit-Related Fees for 2004 were primarily related to attendance at the Company's steering committee meetings involving implementation of Section 404 of the Sarbanes-Oxley Act of 2002. Tax Fees -- Other for 2005 included providing assistance with State tax audits and voluntary disclosures and assistance in filing for Federal and State Research and Development (R&D) credits. Ernst & Young LLP has also been engaged to continue to provide assistance in filing for the 2005 Federal and State R&D credits. Tax Fees -- Other for 2004 included tax advice, tax planning and assistance in obtaining business tax incentives. All other fees relate to the subscription to a web-based technical guidance service.

     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. All non-audit engagements and their associated fees during 2005 and 2004 were approved in advance by the Audit Committee.

     The Company's engagement letter with Ernst & Young is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the Annual Meeting and does not intend to bring other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy form will vote thereon according to their best judgment and interest of the Company. No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Annual Meeting. Accordingly, the persons named in the accompanying proxy form are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

                                          By Order of the Board of Directors,

                                          RICHARD M. LAVERS
                                          Secretary

Dated: March 30, 2006

APPENDIX A

     Each year, the Board of Directors will make and disclose an affirmative determination as to the independence of each of the directors according to the standards set forth below.

     Any Director's relationship with Coachmen (including its affiliates) will be deemed immaterial unless it exceeds the following standards:

     1. There may be no commercial, industrial, banking, or consulting (including legal and accounting firm) relationship between any enterprise the Director owns, controls or of which he or she is an officer (which does not include a directorship of such enterprise), or for which he or she is an agent or employee, where the sales to, or purchases from such enterprise, in any single year, exceed the greater of $1 million, or 2% of such enterprise's consolidated gross revenues, until three (3) years after falling below such threshold;

     2. There may be no personal loans between the Director and Coachmen; and,

     3. A Director may not be a trustee, director or officer of a charitable organization to which Coachmen paid in either of the preceding two calendar years, or is anticipated to pay in the current or next calendar year, more than the greater of fifty thousand dollars ($50,000), or thirty percent (30%) of the total amount paid to all charities in the preceding calendar year, in both cases excluding any matching of employee contributions to charities that are not actively promoted by the company to its employees;

     For relationships not covered by the above standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence standards set forth above.

     In addition: (i) A director who is an employee, or whose immediate family member is an executive officer, of Coachmen is not independent until three (3) years after the end of such employment relationship; (ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Coachmen, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any ways on continued service), is not independent until three (3) years after he or she ceases to receive more than $100,000 per year in such compensation; (iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not "independent" until three (3) years after the end of either the affiliation or the auditing relationship; (iv) A director who is employed, or whose immediate family member is employed as an executive office of another company where any of Coachmen's present executives serve on that company's compensation committee is not "independent" until three (3) years after the end of such service or the employment relationship; (iv) A director who is an executive officer or an employee, or whose immediate family is an executive officer of a company that makes payments to, or receives payments from, Coachmen for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, in each case is not "independent" until three (3) years after falling below such threshold.

APPENDIX B

                           COACHMEN INDUSTRIES, INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                            AUDIT COMMITTEE CHARTER

                    As amended and adopted February 15, 2005

I. PURPOSE

     The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to oversee that management has: maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company; established and maintained processes to assure that an adequate system of internal control is functioning within the Company; and established and maintained reasonable processes to assure compliance by the Company with all applicable laws, regulations and corporate policy, including compliance, risk management and legal affairs. The Audit Committee shall also review and monitor the Company's investment policy.

     The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of no less than three (3) or more Directors (as determined from time to time by the Board) each of whom shall meet the independence and experience requirements of the New York Stock Exchange. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least two members of the Audit Committee shall have accounting or related executive financial management expertise. The Committee may in its discretion delegate tasks to sub-committees from time to time.

III. MEETINGS

     The Audit Committee shall meet at least four times annually, or more frequently as it deems necessary to fulfill its responsibilities.

IV. RESPONSIBILITIES AND DUTIES

     The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements. It is not the duty of the Audit Committee to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, to resolve disagreements, if any, between management and the Outside Auditors, or to assure compliance with laws and regulations and the Company's policies.

     To fulfill its responsibilities and duties, the Audit Committee shall perform the following functions and report regularly to the Board thereon:

     1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter and publish the Committee's purpose in the proxy statement to its shareholders.

     2. Review with management and the Outside Auditors the Company's Annual Report on Form 10-K and financial statements, including a discussion with the Outside Auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS no. 61"), Communication with Audit Committees, and including the company's disclosures under MD&A; and discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

     3. Review with management and the Outside Auditors the Quarterly Report on Form 10-Q prior to its filing or prior to the release of earnings, including a discussion with the Outside Auditors of the matters to be discussed under generally accepted accounting standards, and including the company's disclosures under MD&A; and discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     4. Select, evaluate and, where appropriate, replace independent certified accountants as the auditors of the Company ("Outside Auditors"), and review the performance of the Outside Auditors. The Audit Committee shall approve all fees payable to Outside Auditors, and shall approve all non-audit services to be performed by the Outside Auditors. The Audit Committee shall report to the full Board of Directors as to the performance and independence of the Outside Auditors. The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

     5. Oversee independence of the Outside Auditors by receiving from and discussing with them at least annually: a report concerning their internal quality-control procedures; a report concerning any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and, a formal written statement delineating all relationships between the Outside Auditors and the Company, and any other relationships that might impact the objectivity and independence of the Outside Auditors, and including those disclosures required under standards issued by the Independence Standards Board. Based on such review the Audit Committee shall assess the independence of the Outside Auditors and take appropriate action.

     6. In conjunction with the Outside Auditors, review the integrity and quality of the Company's financial reporting processes (internal and external), accounting principles, judgments and estimates, and any material financial or other arrangements which do not appear in the financial statements of the Company, and review any major changes in the Company's auditing and accounting principles and practices as suggested by the Outside Auditors, internal auditors or management.

     7. Review and discuss with management and the Outside Auditors the adequacy of the Company's internal controls and internal audit procedures, including the appointment or replacement of the senior internal auditing executive.

     8. Review and discuss the Company's policies with respect to risk assessment and risk management;

     9. Review in conjunction with the General Counsel legal and regulatory matters which may have a material effect on the financial statements, including material pending legal proceedings and other contingent liabilities, and any material reports or inquiries received from regulators or governmental agencies.

     10. Meet at least quarterly with the Chief Financial Officer, the senior internal auditing executive, and the Outside Auditors in separate executive sessions, and with management present, to discuss the results of their examinations, any audit problems or difficulties, and other matters, including management's responses.

     11. Have the authority to retain such outside counsel, experts or other advisors as it determines appropriate to assist in the full performance of its functions.

     12. Have the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

     13. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     14. Annually assess its performance of the duties specified in this Charter, and report its findings to the Board.

                                                                                                   ---------------------------------
[COA LOGO]   c/o National City Bank                                                                 V O T E  B Y  T E L E P H O N E
                 Corporate Trust Operations                                                        ---------------------------------
                 Locator 5352
                 P. O. Box 92301                                                                   Have your proxy card available
                 Cleveland, OH 44101-4301                                                          when you call TOLL-FREE
                                                                                                   1-888-693-8683 using a touch-tone
                                                                                                   phone and follow the simple
                                                                                                   instructions to record your vote.


                                                                                                   ---------------------------------
                                                                                                     V O T E  B Y  I N T E R N E T
                                                                                                   ---------------------------------

                                                                                                   Have your proxy card available
                                                                                                   when you access the website
                                                                                                   WWW.CESVOTE.COM and follow the
                                                                                                   simple instructions to record
                                                                                                   your vote.


                                                                                                   ---------------------------------
                                                                                                         V O T E  B Y  M A I L
                                                                                                   ---------------------------------

                                                                                                   Please mark, sign and date your
                                                                                                   proxy card and return it in the
                                                                                                   POSTAGE-PAID ENVELOPE provided or
                                                                                                   return it to: National City Bank,
                                                                                                   P. O. Box 535300, Pittsburgh PA
                                                                                                   15253.


 ------------------------                           ----------------------------                          -------------------------
    VOTE BY TELEPHONE                                     VOTE BY INTERNET                                      VOTE BY MAIL
   Call Toll-Free using                                Access the Website and                                 Return your proxy
 a touch-tone telephone:                                  cast your vote:                                    in the postage-paid
      1-888-693-8683                                      WWW.CESVOTE.COM                                     envelope provided
 ------------------------                           ----------------------------                          -------------------------


                                                VOTE 24 HOURS A DAY, 7 DAYS A WEEK.

                            IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET, DO NOT MAIL YOUR PROXY CARD.


                                                   -----------------------------
                                                   --->
                                                   -----------------------------


                                             Proxy card must be signed and dated below.
                                  \/ Please fold and detach card at perforation before mailing. \/
------------------------------------------------------------------------------------------------------------------------------------
                                                     COACHMEN INDUSTRIES, INC.

PROXY                             THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS                            PROXY


The undersigned shareholder(s) of Coachmen Industries, Inc., an Indiana corporation, hereby appoints Claire C. Skinner and William
P. Johnson, and each of them, as my (our) proxies, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Coachmen Industries, Inc. which the undersigned is or may be entitled to vote at the Annual Meeting of Shareholders to be held at the Christiana Creek Country Club,
Elkhart, Indiana, at 10:00 a.m. local time, on May 4, 2006, or any adjournment thereof, with the same authority as if the undersigned were personally present.


YOUR SIGNATURE ON THIS PROXY IS YOUR ACKNOWLEDGEMENT OF RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT.


                                                                                             Dated:                             2006
                                                                                                   -----------------------------


                                                                                             ---------------------------------------
                                                                                             Signature


                                                                                             ---------------------------------------
                                                                                             Signature if held jointly


                                                                                             NOTE: Please sign exactly as name
                                                                                             appears above. When shares are held by
                                                                                             joint tenants, both should sign. When
                                                                                             signing as attorney, executor,
                                                                                             administrator, trustee, or guardian,
                                                                                             please give title as such. If
                                                                                             shareholder is a corporation, please
                                                                                             sign in full corporate name by
                                                                                             President or other authorized officer.
                                                                                             If a partnership, please sign in
                                                                                             partnership name by authorized person.


                         PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                       YOUR VOTE IS IMPORTANT

          If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P. O. Box 535300, Pittsburgh, PA 15253, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.


                                             Proxy card must be signed and dated below.
                                  \/ Please fold and detach card at perforation before mailing. \/
------------------------------------------------------------------------------------------------------------------------------------

COACHMEN INDUSTRIES, INC.                                                                                                    PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW:

1. Election of two (2) directors, (1) Claire C. Skinner and (2) Donald W. Hudler, each to serve for a three-year term expiring in
   2009, and election of one (1) director, (3) Philip G. Lux, to serve for a special one-year term expiring in 2007.


        [  ]   FOR all nominees                                          [ ]    WITHHOLD AUTHORITY
               (except as marked to the contrary below)                         to vote for all nominees listed above


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW:


------------------------------------------------------------------------------------------------------------------------------------

                                      (Continued and to be dated and signed on reverse side.)
